Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
      WD ANNOUNCES RESULTS OF SPECIAL BOARD COMMITTEE INVESTIGATION
      LAKE FOREST, Calif. — Oct. 23, 2006 — Western Digital Corp. (NYSE: WDC) announced today that a Special Committee of its Board of Directors, comprised solely of independent directors, has completed a three month, company-initiated, voluntary review of its historical stock option grants. The Company filed a Form 8-K with the Securities and Exchange Commission today reporting the findings of the Special Committee.
      Key findings from the Special Committee’s investigation include:
•	Found no evidence that anyone manipulated the grant documentation or grant dates in order to avoid compensation expense or other financial statement impacts.

•	Found no misconduct by any member of the Company’s current management team.

•	For 19 grants made during the period from fiscal 1998 through fiscal 2003, the Company’s stock price at the appropriate measurement date was higher than the price on the originally stated grant dates. As a result, the Company should have recognized stock-based compensation expense and additional tax expense in its historical financial statements for these 19 grants. Based on these findings, the Company has preliminarily determined it should have recognized approximately $21 million of stock based and tax-related expenses. The majority of these additional expenses would have been recognized by the end of fiscal 2003.

•	Approximately $13.2 million, before tax-related expenses, of these additional expenses were attributable to annual employee stock option grants made in November 1998 and 1999 and a special employee grant made in March 2000 for which there was inadequate or no support for selection of the grant dates, and the grant dates were at a low price in the relevant period. These grants were made by unanimous written consent of the Compensation Committee of the Board.

•	The Special Committee concluded that the annual employee stock option grant made in November 1999 was intentionally dated with hindsight at a low price. While improper, no evidence was found that this action was taken to avoid compensation expense or other financial statement impacts.

•	Approximately $4.3 million, before tax-related expenses, of these additional expenses were attributable to annual employee stock option grants made in September 2001 and 2002. For these grants, acting at a meeting, the Compensation Committee approved specific grants for officers and an overall budgeted number of shares for grants to non-officers to be allocated later by management. The allocation of awards to non-officers was not completed with finality by the grant date.

•	Approximately $1.0 million, before tax-related expenses, of additional expenses were attributable to grants involving a variety of administrative errors, including errors in administration of grants to new hires and in connection with promotions, and in supporting documentation.
      The Special Committee made recommendations to the Board for improvements in controls and procedures over stock option grants. The Board adopted all of these recommendations and these changes are being made. In response to the Special Committee’s findings and recommendations, the Board also made a change in the composition of its Compensation and Governance Committees and to oversight of the administration of the stock option granting process. No other personnel changes are anticipated in response to the stock options review.
      The Company and its independent auditors are continuing to review the findings of the Special Committee as well as the recent accounting guidance published by the SEC. The Company has not yet determined how the accounting adjustments will be reflected in its financial statements.
      As previously reported, the Company does not anticipate a material adjustment to the fiscal 2005 and 2006 operating results included in its July 27, 2006 earnings release. The Company plans to file its Form 10-K for its fiscal year ended June 30, 2006 as promptly as practicable after concluding if any changes to its historical financial statements are required. The Company also has announced it will report financial results for its first quarter of fiscal 2007 on November 2, 2006, and it anticipates doing so in its customary fashion.
      The Company has informed the staff of the Enforcement Division of the SEC’s Pacific Regional Office of the Special Committee’s investigation and conclusions and will cooperate fully in the event of any inquiry.
About WD
      WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

      WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
      This press release contains a forward-looking statement regarding the Company’s current anticipation that the stock option review will not result in a material adjustment to the fiscal 2005 and 2006 operating results included in its July 27, 2006 press release. This forward-looking statement is based on the Company’s current expectations and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statement, including risks and uncertainties relating to developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the Company’s historic stock option grants and accounting that may materially impact the Company’s financial statements or results. Readers are cautioned not to place undue reliance on this forward-looking statement, which speaks only as of the date hereof, and the Company undertakes no obligation to update this forward-looking statement to reflect subsequent events or circumstances.
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      Western Digital and WD are registered trademarks, and the Western Digital logo is a trademark of Western Digital Technologies, Inc.

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